                             STOCK PURCHASE WARRANT



                       WARRANTS TO PURCHASE 384,615 SHARES
                       OF JAVA CENTRALE, INC. COMMON STOCK



     THIS WARRANT IS TO CERTIFY THAT JAVA CENTRALE, INC., a California corporation (the "Company") has, effective as of September 24, 1996, authorized the issuance to Alana Group, Ltd., a British Virgin Islands Corporation (the "Purchaser"), of rights to purchase (the "Warrants") an aggregate of Three Hundred Eighty-Four Thousand, Six Hundred Fifteen (384,615) fully-paid and non-assessable shares of the no par value Common Stock of the Company (the "Warrant Shares"), on the basis of one Share for each Warrant, exercisable at any time prior to 5:00 PM, California time, on September 23, 1998 (the "Expiration Time"), at the principal office of the Company, on payment of the price per Share specified in Section 2 of this Warrant and subject to the terms and conditions governing this Warrant hereinafter expressed.

     THIS IS TO CERTIFY ALSO THAT, for value received, the Company agrees, subject to the terms and conditions hereinafter expressed, to sell and deliver to Purchaser 384,615 fully-paid and nonassessable Warrants.

     Except as set forth herein, this Warrant is nontransferable, shall be subject to all of the terms hereof as set forth below, and shall become void, and terminate and lapse, at the Expiration Time, after which this Warrant shall be of no further force nor effect.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by the undersigned, duly authorized thereunto.

          DATED as of September 24, 1996.


                                   JAVA CENTRALE, INC.



                                   By: _____________________
                                        Gary C. Nelson
                                        Its President

                        WARRANTS TO PURCHASE COMMON STOCK


     The terms and conditions with respect to the holding and exercise of these Stock Purchase Warrants are as follows.

     1.   NUMBER OF SHARES ACQUIRABLE UPON EXERCISE; CERTAIN ADJUSTMENTS.

          (a) The Purchaser shall be initially entitled to receive, upon exercise hereof, up to an aggregate of Three Hundred Eighty-Four Thousand, Six Hundred Fifteen (384,615) shares of the Company's no par value Common Stock, subject, however, to adjustment as provided below. All shares of Common Stock issued upon exercise of the Warrant will, upon issuance, be duly authorized, validly issued, fully paid, non-assessable and free of any preemptive rights.

          (b) If, following the date hereof and prior to the Expiration Time (as defined below), the outstanding shares of the Company's Common Stock shall be increased or decreased through a stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Company, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which the Warrants may be exercised. By way of example only, if the Company should undergo a two-for-one stock split of its outstanding shares of Common Stock, the number of shares for which the Warrants may be exercised would thereupon increase to 769,230 shares.

          (c) If, prior to the exercise of the Warrants, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the Purchaser of the Warrants shall, thereafter, have the right to purchase and receive upon exercise of Warrants, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately therefore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of the Warrants held by such Purchaser had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Purchaser of the Warrants to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon exercise of Warrants) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof.

          (d) Any increase or decrease in the number of shares obtainable through the exercise of the Warrants shall become effective immediately following the effective time of the stock split or consolidation causing such increase or decrease, or in the case of an increase

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required by a stock dividend, shall become effective as of the payment or distribution date of such dividend.

          (e) No fractional shares of stock shall be issued or made available under the this Warrant on account of any such adjustment, and fractional share interests shall be disregarded.

          (f) The Company will at all times reserve and keep available for issuance out of its authorized but unissued shares, such number of shares as shall, from time to time, be sufficient to effect the full exercise of the Warrant.

     2.   EXERCISE PRICE; ADJUSTMENT IN CERTAIN EVENTS.

          (a) The Warrants shall be initially exercisable for the purchase price of One Dollar and Twenty-Five Cents ($1.25) per Share, subject to the adjustments set forth below (the "Exercise Price"). The Exercise Prices shall remain unchanged until the occurrence of one of the events described in
Section 1(b), above.

          (b) In the event of a change in the number of shares of Common Stock which may be caused by any event described in Section 1(b), above, a corresponding adjustment changing the exercise price per share of Common Stock attributable to any unexercised Warrants shall likewise be made. By way of example, only, if the Company should undergo a two-for-one stock split of its outstanding shares of Common Stock, then in addition to the change in number of shares for which the Warrants may be exercised as described in Section 1(b), the Exercise Prices for each share of Common Stock for which a Warrant may thereafter be exercised would be reduced to Sixty-Two and One-Half Cents ($0.625).

     3. METHOD OF EXERCISE. Purchaser may exercise its right to purchase Warrant Shares pursuant to this Warrant at any time prior to the Expiration Time, by (i) completing in the manner indicated, and executing, the attached Subscription Form for that number of Warrant Shares which it is entitled, and desires, to purchase; (ii) surrendering the Warrant to the Company at its principal place of business in Sacramento, California; and (iii) paying the appropriate purchase price for the Warrant Shares (rounded to the nearest whole cent), by cash, money order, bank draft, or certified check, payable to the Company at its principal place of business in Sacramento, California. Upon such surrender and payment, the Company will issue to Purchaser the number of Warrant Shares so subscribed for or

     4.   EFFECT OF EXERCISE.   Upon surrender of this Warrant and due payment
of the exercise price, the Company will issue to the Purchaser the number of shares of Common Stock subscribed for, and the Purchaser will be a shareholder of the Company in respect of such Common Stock as of the date on which the shares representing such Common Stock are issued by the Company's Transfer Agent and Registrar.

     5. NO RIGHTS AS SHAREHOLDER PRIOR TO EXERCISE. No person or entity shall be considered to be a shareholder of the Company for any purpose until the exercise of the Warrant as provided herein and the due and formal issuance of Warrant Shares by the Company's Transfer Agent and Registrar thereupon.

     6. NO RIGHTS AFTER THE EXPIRATION TIME. Nothing contained in this Warrant, or in any instrument evidencing the Warrant, shall confer on any person or entity any right to subscribe for or purchase, after the Expiration Time, any security of or issued by the Company. From and after the Expiration Time, this Warrant and all rights hereunder shall be valueless, unexercisable, void, and of no further force or effect.

     7. NONTRANSFERABILITY. This Warrant shall not be transferrable, and any attempt to sell, assign, transfer, hypothecate, or otherwise convey or encumber any interest herein or therein shall be void. The Company shall have no obligation to recognize any such sale, assignment, transfer, hypothecation, or other conveyance or encumbrance, to reflect such transaction on the official records of the Company, or to issue Warrants or shares of its Common Stock to any party in violation of this provision.

     8.   SUBDIVISION.   This Warrant may be divided and subdivided into two
or more certificates, evidencing the total number of Warrants provided herein, upon written demand therefor delivered to the Company. This Warrant may be exercised for all or any part of the Warrant Shares, and in such event the Company shall issue a new Warrant Certificate, evidencing the balance of the Warrant Shares not previously subscribed for. Notwithstanding the foregoing sentences, however, no Warrant Certificate shall be issued, and no exercise of a Warrant shall be permitted, involving any fraction of one Share.

     9. NOTICES. Any notice required by the provisions of this Warrant will be in writing and will be deemed effectively given; (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices will be addressed to the Purchaser at the address of the Purchaser appearing on the books of the Company.

     10. LOST WARRANTS. The Company represents and warrants to the Purchaser that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

     11. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant. If the Conversion would result in any fractional share, the Company will, in lieu of issuing such fractional share, pay cash equal to the product of such fraction multiplied by the closing bid price of the Company's Common Stock on the date of conversion.

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     12.  MODIFICATION AND WAIVER.  This Warrant and any provision thereof may be changed, waived, discharged, or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

     13.  MISCELLANEOUS.

          (a) This Warrant shall be governed by and construed in accordance with the internal laws of the State of California, without reference to the choice of laws provisions thereof.

          (b) The captions set forth in this Warrant are for convenience only, and shall not be used in the construction hereof.

          (c) If this Warrant, or any paragraph, sentence, term, or provision hereof, is invalidated on any ground by any court of competent jurisdiction, the remainder hereof shall, notwithstanding such invalidation, remain in full force in effect, and each other provision of this Warrant shall thereafter be construed and enforced in such a manner as to give the fullest possible effect to the intention and purposes expressed herein.

                               JAVA CENTRALE, INC.

                            WARRANT SUBSCRIPTION FORM
             Stock Purchase Warrants dated as of September 24, 1996

TO:  Java Centrale, Inc.
     ATTENTION: Chief Financial Officer
     1610 Arden Way, Suite 145
     Sacramento, CA 95815

               RE:  Exercise of Stock Purchase Warrants

     Pursuant to the terms of that certain Stock Purchase Warrant, dated as of September 24, 1996 (the "Warrant"), which Warrant is attached to this Subscription Form, the undersigned hereby subscribes for _____ whole shares of the Company's no par value Common Stock, at a price of $______ per share or at such other price as may be applicable in accordance with the terms of the Warrant.

     TOTAL SUBSCRIPTION PRICE: $_________


     The undersigned hereby directs and requires that the shares of Common Stock being subscribed for hereby be issued and delivered as follows:

     Full Name of Shareholder:     ________________________________

     Full Address:  _______________________________________________
                    _______________________________________________
                    _______________________________________________

Number of Shares for Which Subscribed:  ___________________________

DATED: _____________

                                   [                   ]


                                   By:__________________________
                                      __________________________
                                      Its_______________________



                        (IMPORTANT: SEE NOTE ON REVERSE)

     NOTE: This Subscription Form must be signed and accompanied by payment to Java Centrale, Inc., in full, of the appropriate subscription price, in cash or by money order, bank draft, or certified check, payable to the Company at its principal place of business in Sacramento, California, and must be received by the Company prior to 5:00 PM, California time, on September 23, 1999 (the "Expiration Time"), after which time all rights represented by the attached Stock Purchase Warrant will expire.

     JAVA CENTRALE, INC. ACCEPTS NO RESPONSIBILITY FOR THE DELIVERY TO IT OF THIS SUBSCRIPTION FORM [OR THE ACCOMPANYING STOCK PURCHASE AGREEMENT]. SUFFICIENT TIME SHOULD BE ALLOWED FOR THE DELIVERY OF THESE DOCUMENTS PRIOR TO THE EXPIRATION TIME.

     Upon surrender of this Subscription Form and the Stock Purchase Warrant, and payment of the subscription price as provided therein, the Company will issue the number of shares of Common Stock subscribed for, and such persons or entities will thereupon become shareholders of the Company. If a lesser number of shares is subscribed for than the number of shares described in the Stock Purchase Warrant, the Company shall issue a further Stock Purchase Warrant in respect of the unsubscribed shares of Common Stock not subscribed for hereby.